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                                                                    EXHIBIT 99.1

EarthWeb Agrees to Acquire Online IT Certification Preparation and Assessment Companies

     Strategic Acquisitions Would Add to EarthWeb's Product Line for Corporate Clients
     Strategic Highlights
     -- Strong Complement to EarthWeb's IT Job Board, Dice.com
     -- Strategic Acquisitions Bring Proprietary Technology
     -- Corporate Clients Include ExecuTrain, Sylvan Prometric and NCR

     NEW YORK, Jan. 13 /PRNewswire/ -- EarthWeb (Nasdaq: EWBX), the leading business portal for the global Information Technology (IT) industry, announced today that it has signed a definitive agreement to acquire MeasureUp, Inc., a leader in online certification preparation and assessment solutions for the IT industry.

     MeasureUp, a privately held company, provides online certification preparation for Microsoft, A+, Novell and Cisco. Its preparation materials and assessment products are sold directly to IT professionals as well as licensed for use in instructor-led and/or self-paced instruction and in preparing students for certification exams. MeasureUp's customer base includes ExecuTrain, Sylvan Prometric, and Infotec, as well as corporations such as NCR. The company has a database of approximately 10,000 questions, powered by AssessTech, a proprietary search engine.

     EarthWeb has also agreed to acquire CCPrep and NetCerts, Inc., both of which offer online certification preparation products and services designed for IT professionals seeking Cisco certification.

     The capabilities provided by these companies broaden the array of integrated career management services which EarthWeb currently offers to IT professionals and corporate clients. The focus on certification preparation and assessment is intended as a strategic complement to the career management products and services offered through EarthWeb's dice.com and gocertify.com.

     IDC has estimated the market for IT certification-related training and testing will reach $2.1 billion in 2001. Ellen Julian, Director of Human Resourcing and Training Research at IDC notes, "Certification training will account for the lion's share of the certification market to 2003."

     Comments From EarthWeb

     Jack D. Hidary, President/CEO and Co-Founder of EarthWeb, said, "We are pleased about the opportunity to deliver even more value to the IT professional. We see a strong strategic fit with our existing career solutions products, including dice.com. Based on dice.com's leadership position in IT job boards, this strategic move expands our ability to cross promote products to IT job seekers and to extend our reach with corporate clients."

     Comments From MeasureUp

     Kevin Brice, President of MeasureUp, said, "Our proven experience in developing assessment and instructional products will provide great opportunities to deliver learning solutions through EarthWeb's network of services. In the same way that students prepare for SATs and LSATs, many IT professionals need to prepare for a variety of certifications on an on-going basis to advance their careers. I look forward to building this business for EarthWeb."
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Financial Terms

The aggregate consideration for the acquisitions, in a combination of stock and cash, is expected to be an estimated $19 million with additional consideration of up to approximately $10 million to be paid based upon future performance over a three year period. The majority of the proposed aggregate consideration relates to the proposed acquisition of MeasureUp. The transactions are expected to close during the first quarter of 2000, subject to the satisfaction of the conditions to closing set forth in each agreement, and total consideration is subject to closing and post-closing adjustments. Each acquisition will be accounted for using the purchase method of accounting. In aggregate, the companies recorded approximately $1 million in revenues (unaudited) for the nine months ended September 30, 1999.

About MeasureUp

Founded in 1997, MeasureUp ( www.measureup.com ) applies 30 years of experience in the training and assessment industry to creating the highest quality preparation products for professional certifications. Currently focused on the rapidly growing IT certification and assessment market, MeasureUp uses an innovative testing system to deploy individually licensed preparation products over the web to a worldwide channel of distributors and individuals. In addition to single user licenses for preparation products, MeasureUp offers private labeling, multi-user licensing discounts, and distributorships.

About CCPrep

CCPrep.com ( www.ccprep.com ) is an independent career certification preparation company that is a leader in helping students prepare for examinations for Cisco certification. CCPrep.com offers two types of online services to help students prepare for a specific exam and/or certification. CCPrep FastTracks helps students to study for a specific certification or exam in the following: CCNA, ACRC, CLSC, CID, CCDA, CIT, CMTD, CCIE and Lab. CCPrep Subscriber Issues is designed for students desiring a broad selection of questions and explanations from all Cisco certifications and exams.

About NetCerts

NetCerts ( www.netcerts.com ) enables IT professionals to earn Cisco certification titles, from the CCNA to the CCIE. NetCerts helps IT professionals find the networking resources and knowledge they need to achieve Cisco Certification. NetCerts provides a virtual community for network professionals who desire to learn and practice their skills, while focusing on obtaining industry certifications.

About EarthWeb

EarthWeb Inc. ( www.earthweb.com ) is the leading business-to-business portal to the global IT industry. EarthWeb's integrated solutions include its flagship services: earthweb.com, developer.com, datamation.com, dice.com,
Supportsource.com and ITKnowledge.com.

EarthWeb connects buyers to sellers, employers to employees, vendors to customers, and technical professionals to a wealth of expert knowledge. In 1999, EarthWeb was ranked the third fastest growing company within Business Week's Info Tech 100. The Info Tech 100, which includes such industry leaders as Dell Computer and Cisco Systems, is Business Week's list of "the builders of the new economy."

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission.
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EarthWeb and the EarthWeb logo are registered trademarks of EarthWeb Inc. All other trademarks are the property of their respective owners.

SOURCE EarthWeb
CONTACT: Irene Math Senior Vice President, Finance, or Constance Melrose Director, IR, both of EarthWeb, ir@earthweb.com , or 212-725-6550; or General Info., Doug DeLieto, Analyst Info., Jean Young, or Media Info., Claudine Cornelis, all of The Financial Relations Board, 212-661-8030, for EarthWeb/